Exhibit 99.5

Arrow Resources Signs Major Agreements for Plantation and Agricultural Developments in Indonesia

NEW YORK, NY — (MARKET WIRE) — May 9, 2006 — Arrow Resources Development, Inc. (OTC BB:ARWD.OB—News), announced that it has signed Agreements covering Consulting as well as Marketing and Distribution with Gerakan Masyarakat Pelestari Lingkungan Hidup (GMPLH), and its joint venture partner, P.T. Eucalyptus Alam Lestari (Alam).

Under these Agreements, Arrow has been engaged by both organizations to act as financial adviser, operational manager, and overall project supervisor for all activities. Arrow will receive 10% of the gross revenues resulting from the activities of the joint venture.

GMPLH is the largest non-profit organization in Indonesia and was established in 1993. P.T. Eucalyptus Alam Lestari (ALAM) is an Indonesian forestry and agricultural company. Mr. Hans Karundeng, principal shareholder of Arrow, was one of the founders of GMPLH and is also the principal stockholder of P.T. Eucalyptus Alam Lestari (ALAM).

GMPLH has been initially granted land licenses by the Indonesian government for more than 1.8 million hectors (ha) (3.75 million acres) for a program that will ultimately include 3 million ha as part of large-scale reforestation effort. The initial gross revenue from harvesting and land preparation for replanting is projected to be a minimum of $12,000 per ha. The harvesting, land preparation, and planting of both a eucalyptus tree plantation and a large-scale agricultural operation is projected to require four years to complete and result in sustainable resources of eucalyptus trees, rice, soybean and corn. In the fifth year and beyond, the projected yield for the plantation project will increase from $12,000 per ha to $30,000 per ha.

ABOUT GMPLH

GMPLH is the largest non-profit organization in Indonesia. It is an educational organization that acts as project developer, fundraiser, and project expeditor for agricultural and environmental projects throughout Indonesia. Since its inception, GMPLH has sponsored and completed more than 25 large-scale agricultural and educational projects resulting in the planting of more than 600 million trees throughout Indonesia. The GMPLH charter “has its noble purpose which it calls its five Human Goals, that is: as human guardian, protector, developer, pioneer, and maintainer of natural resources and living environments for continued support and development with its environmental vision, continually and responsibility for a healthy environment for the Indonesian people.”

Contact:

Contact:

Investor & Public Relations

William R. St. George Jr.

Arrow Resources Development, Inc.

212-262-2300

wstgeorge@arrowrd.com